DEAN HELLER Secretary of State 101 N. Carson Street, Suite 3 Carson City, Nevada 89701-4786 (775) 684-5708	Certificate of Amendment (Pursuant to NRS 78.385 and 78.390)	Office Use Only: FILED # C2292-97 NOV 13 2000 IN THE OFFICE OF "Dean Heller" DEAN HELLER SECRETARY OF STATE

_____________________________________________________________________

Important: Read attached instructions before completing form.

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporation

(Pursuant to NRS 78.385 and 78.390)

- Remit in Duplicate -

1. Name of corporation: Bio-Preserve International Corporation

.

2. The articles have been amended as follow (provide article numbers, if available):

ARTICLE I - NAME: The exact name of this Corporation is: .

Life Systems, Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favour of the amendment is: 53.1% .*

4. Signatures (Required):

Ferydoon Sadri Ferydoon Sadri

____________________________

President or Vice President and Secretary or Asst. Secretary

* If any proposed amendment would alter or change any preference or any relative or other right given to any class of series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

Nevada Secretary of State Form 78.385 PROFIT AMENDMENT 1999.01

Revised on: 03/07/00